EXHIBIT 14



                                TABLE OF CONTENTS

                       CBI 1994 RESTRICTED STOCK AWARD PLAN
                            (EFFECTIVE MARCH 9, 1994)




         1.    PURPOSE............................................    1

         2.    DEFINITIONS........................................    1
                       Award......................................    1
                       Award Date.................................    1
                       Board......................................    1
                       Committee..................................    1
                       Common Stock...............................    1
                       Company....................................    1
                       Disability.................................    1
                       Effective Date.............................    1
                       Involuntary Termination....................    1
                       Participant................................    1
                       Retirement.................................    2
                       Subsidiary.................................    2

         3.    COMMON STOCK SUBJECT TO PLAN.......................    2

         4.    ELIGIBILITY AND AWARDS.............................    2
                       4.1     ELIGIBILITY........................    2
                       4.2     MAKING OF AWARDS...................    2
                       4.3     FORM OF AWARD......................    4

         5.    RESTRICTIONS ON AWARDS.............................    5
                       5.1     RIGHTS OF PARTICIPANTS AS
                                 SHAREHOLDERS.....................    5
                       5.2     CHANGES IN CAPITALIZATION..........    5
                       5.3     IMPOSITION OF RESTRICTIONS.........    6
                       5.3.1   TRANSFER RESTRICTIONS..............    6
                       5.3.2   FORFEITURES........................    6
                       5.4     RELEASE OF RESTRICTIONS............    6
                       5.5     EFFECT OF DEATH PRIOR TO
                                 RELEASE OF RESTRICTIONS..........    7
                       5.6     WITHHOLDING OF SHARES..............    7

         6.    MISCELLANEOUS......................................    8
                       6.1     ADMINISTRATION.....................    8
                       6.2     LIMITATION.........................    8
                       6.3     AMENDMENT AND TERMINATION..........    8
                       6.4     EFFECTIVENESS OF THE PLAN..........    8





                       CBI 1994 RESTRICTED STOCK AWARD PLAN
                            (EFFECTIVE MARCH 9, 1994)


              1. PURPOSE. The purpose of this CBI 1994 Restricted Stock Award Plan (the "Plan") is to provide an incentive for Participants to contribute to the continued growth and profit-ability of the Company by encouraging stock ownership. The Plan is intended to further the interest of the Company by enabling it to attract and retain the services of highly quali-fied and motivated persons to serve the Company and its Subsid-iaries.

              2. DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:

              AWARD - The grant of Common Stock subject to the restric-tions and pursuant to the terms of the Plan.

              AWARD DATE - The date on which an Award is made by the Committee as provided by paragraph 4.2 below.

              BOARD - The Board of Directors of the Company, as from time to time constituted.

              COMMITTEE - The Compensation Committee of the Board, no member of which shall be eligible to participate in the Plan while serving as such member or in the prior calendar year.

              COMMON STOCK - Common Stock, $2.50 par value per share, of the Company.

              COMPANY - CBI Industries, Inc., a Delaware corporation.

              DISABILITY - That condition of a Participant, including but not limited to a physical or mental condition, which makes a Participant unable to perform the regular duties of that Participant's employment, as determined by the Committee, provided, however, that Disability shall not consist of a condition resulting from a cause which the Committee has excluded.

              EFFECTIVE DATE - March 9, 1994, subject to shareholder approval.

              INVOLUNTARY TERMINATION - Termination of employment as described in paragraph 5.4(a)(iv) below.

              PARTICIPANT - An employee or former employee who has received an Award under the Plan.




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              RETIREMENT - The termination of employment of a Partici-
              pant with the Company and all Subsidiaries after qualify-ing for any retirement as defined under the terms of any qualified defined benefit pension plan sponsored by the Company or any Subsidiary in which such Participant also participates, or, if not participating in such a plan, then after attaining such age and service as would qualify for retirement under the terms of the CBI Pension Plan, as amended, or such earlier termination with the Company's consent and as may be determined by the Committee to con-stitute early retirement, provided, however, that no ter-mination of such employment by reason of dishonesty, fraud or breach of trust against the Company or any of its Sub-sidiaries or affiliates, as determined by the Committee, shall constitute Retirement.

              SUBSIDIARY - Any corporation of which more than 50% (by number of votes) of the voting stock is owned by the Com-pany and/or one or more corporations which are themselves Subsidiaries of the Company.

              3. COMMON STOCK SUBJECT TO PLAN. There will be reserved for issue upon the granting of Awards during the term of the Plan an aggregate of 1,250,000 shares of Common Stock, as adjusted by the Committee as required to reflect any stock dividend, stock split, reclassification or similar change in capitalization. If any such adjustment shall result in a frac-tional share such fraction shall be disregarded. Upon the granting of an Award, the number of shares reserved for Award shall be reduced by both the number of shares so awarded and the number of shares forfeited to the Company hereunder.
         Awards may be made from authorized but unissued shares or from treasury shares. All authorized but unissued shares awarded hereunder shall be fully paid and nonassessable shares.

              4.   ELIGIBILITY AND AWARDS.

                   4.1. Eligibility. All employees (including offic-ers, but not directors unless also employees) of the Com-pany and of its present and future Subsidiaries within such levels of supervisory or management responsibility, and such other key salaried employees, as designated or approved from time to time by the Committee are eligible to be Participants.

                   4.2 MAKING OF AWARDS. Subject to the express provi-sions of the Plan, the Committee shall in its sole discre-tion determine the employees who may receive Awards pursuant to the Plan. In making such determinations, the Committee shall take into account the recommendations of the management of the Company and the nature of the ser-vices rendered by the respective employees, their present








              and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. Any employee may not receive Awards more frequently than once in each calendar year.

                        (a) The size of a Participant's Award shall be determined in the following manner:

                             At the beginning of each fiscal year of the
                   Company, the Committee shall approve and record spe-cific goals of performance for the Company and, as appropriate, each of its primary operating Subsidiar-ies to be achieved by the end of that current fiscal year, which goals shall be based on operating income (before taxes) as a return on net assets for the Com-pany or Subsidiary, or a combination thereof, as appropriate. After the close of the fiscal year, the Committee will certify the level of performance achieved as compared to the goals established at the beginning of the fiscal year.

                             At the same time as the performance goals
                   described above are established, the Committee shall approve specific targets of numbers of shares of Com-mon Stock ("Target Award"), either by individual Par-ticipant or a class of Participants, which shall become Awards following the end of such fiscal year only if the specified performance goals are achieved by the Company. No Award shall be made until and unless the Committee shall certify that the perfor-mance goals have been achieved for a fiscal year for which Target Awards have been approved, or the extent to which such goals have been achieved. The date on which the Committee makes such certification shall be the Award Date for a fiscal year for those portions of Awards for which the number of shares of Common Stock is fixed based on that performance, as described below. At the same time that the perfor-mance goals are established by the Committee, the Committee may also approve that Awards for the fiscal year under consideration, if any, shall be made in an amount more or less than the Target Award, but in no case greater than 200% of the Target Award, on the basis of a scale approved by the Committee corre-sponding to a proportion of the performance goal actually achieved.

                        Awards determined for a given fiscal year shall
                   be allocated (i) 50% to the year for which perfor-mance is measured, and this portion of an Award shall not be subject to increase or decrease, (ii) 25% to









                   the first fiscal year following ("First Year
                   Awards"), and (iii) 25% to the second fiscal year following ("Second Year Awards"). First Year Awards and Second Year Awards shall be further subject to increase or decrease, each one time only, in the same manner and on the same scale, if applicable, as the amount of the Target Award may be increased or decreased for the fiscal year to which the First Year Awards and Second Year Awards are allocated.

                   (b) In the event of Retirement or Involuntary Termi-nation of a Participant after the first quarter of a fiscal year, or the death or Disability of a Participant on any date, an Award for such Participant relating to the fiscal year of the date of such event ("Final Year") shall be made, determined as follows: The Target Award, if any, for such Participant for the Final Year shall be pro-rated for that portion of the Final Year ending on the date of the event and the achievement of the performance goal for determining the amount of the Award for the Final Year and the adjustment of any First Year Awards and Second Year Awards allocated to the Final Year, if any, shall be mea-sured, and certified by the Committee as appropriate, as of the end of the calendar quarter immediately preceding or coinciding with the date of the event, using the same number of calendar quarters immediately preceding the date of the event as corresponds to the period of time over which the performance goal established by the Committee for the Final Year is being measured. Any Second Year Awards allocated to a fiscal year subsequent to the Final Year shall not be subject to increase or decrease, and shall become part of the Award for the Final Year. In the event of Retirement or Involuntary Termination of a Par-ticipant during the first quarter of a fiscal year, the Participant shall not be eligible to receive a Target Award for the Final Year, but all First Year Awards and Second Year Awards allocated to the Final Year and any Second Year Awards allocated to a fiscal year subsequent to the Final Year shall not be subject to increase or decrease and shall become part of the Award for the Final Year.

                   (c) No more than 50,000 shares shall be issued to any person in any fiscal year.

                   4.3 FORM OF AWARD. As soon as reasonably practi-cable after making a determination as provided in para-graph 4.2 above, the Committee or its designee shall advise the Participant in writing of the making of the Award, the number of shares not subject to increase or decrease, the amount of First Year Awards and Second Year









              Awards still subject to increase or decrease, the restric-tions on any shares and incidents of forfeiture thereof, and any other terms and conditions relating thereto; except, however, that in the case of any Award to the Chief Executive Officer of the Company, the Committee shall first submit such Award to the Board, which in its discretion may disapprove or reduce the Award.

              5.   RESTRICTIONS ON AWARDS.

                   5.1 RIGHTS OF PARTICIPANTS AS SHAREHOLDERS. Shares awarded hereunder which are not subject to increase or decrease in accordance with this Plan shall forthwith be duly issued and identified on the books of the Company in the Participant's name as of an Award Date, as determined herein. The Partici-pant shall thereupon be a shareholder with respect to all such shares and shall have all the rights of a shareholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions (subject to the provisions of paragraph 5.2 below) paid with respect to such shares; provided, however, that such shares shall be subject to the restrictions hereinafter described, and to such additional or more severe restrictions (including more severe provisions relating the lapsing of restrictions) as may be imposed by the Committee in approving any Target Awards.

                   In aid of such restrictions, shares issued as of an Award Date shall be held by the Company in its control for the account of such Participant until such restrictions lapse as provided in paragraph 5.4 below or such shares are theretofore forfeited to the Company as provided by paragraph 5.3 below. No Participant shall be considered to be a shareholder with respect to any part of an Award which is still subject to increase or decrease in accordance with this Plan.

                   5.2 CHANGES IN CAPITALIZATION. In the event that, as the result of a stock dividend, stock split, reclassifica-tion or similar change in capitalization, the Participant shall, as the owner of shares subject to restrictions here-under, be entitled to new or additional or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new or additional or different shares or securities, shall also be held by the Company in its control for the account of such Participant as provided in paragraph
         5.1 above. Any allocated portion of an Award subject to adjustment as described in paragraph 4.2 above shall be increased or decreased in the same manner as shares already issued to a Participant subject to restrictions. All provi-sions of the Plan relating to restrictions and lapse of restrictions herein set forth shall thereupon be applicable to such new or additional or different shares or securities to the extent they were issued to a Participant; provided, however,








         that if the Participant shall receive rights, warrants or frac-tional interests in respect of any of such shares, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by the Par-ticipant free and clear of the restrictions hereafter set forth.

                   5.3 IMPOSITION OF RESTRICTIONS. Each share issued to a Participant under the Plan shall be subject to the follow-ing restrictions except to the extent that such restrictions have lapsed pursuant to paragraph 5.4 below:

                   5.3.1 TRANSFER RESTRICTIONS. None of such shares shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of in any manner, whether voluntarily or involuntarily.

                   5.3.2 FORFEITURES. All of such shares issued, and all shares subject to Awards, shall be forfeited to the Company without notice immediately upon the occurrence of any of the following events:

                        a. The termination of the employment of the Participant with the Company and all Subsidiaries for any reason other than Retirement, Disability, Invol-untary Termination or death, or

                        b. The performance of services by the Partici-pant, while an employee of the Company or any Subsid-iary, as an employee, consultant or independent contractor for, or the acquisition of an ownership interest in excess of five percent (5%) in, any com-petitor of the Company or competitor of any Subsid-iary without the express written consent of the Company, or

                        c. An attempt to transfer or cause to transfer such shares, whether voluntarily or involuntarily, in violation of paragraph 5.3.1 above, or

                        d.  A violation of such additional or more
                   severe restrictions which may be imposed by the Com-mittee pursuant to paragraph 5.1.

                   5.4 RELEASE OF RESTRICTIONS. Subject to any adjust-ments required by paragraph 4.2(b) above, the restrictions set forth in paragraph 5.3 above on shares issued to Participants under the Plan, to the extent such shares have not been for-feited pursuant to paragraph 5.3 above, shall lapse:











                   (a) on the first to happen of (i) the date of the Participant's death, (ii) the termination of the Partici-pant's employment by reason of his Retirement or Dis-ability, (iii) termination of employment for any reason other than wilful and material actions causing direct and substantial damage to the Company or its Subsidiaries or affiliates, or any termination of the Plan, throughout the three-year period following a "change of control", as defined in the CBI Pension Plan, (iv) involuntary termina-tion of employment pursuant to a program of workforce reduction, as determined by the authorized officers of the Company, and (v) the fifth anniversary of the beginning of the fiscal year for which a Target Award is approved, as to all shares issued pursuant to such Target Award, as the same may be increased or decreased in accordance with the Plan; or

                   (b) pursuant to such additional or more severe restrictions imposed by the Committee pursuant to para-graph 5.l.

                   5.5 EFFECT OF DEATH PRIOR TO RELEASE OF RESTRIC-TIONS. Should a Participant die, all shares to be issued by the Company with respect to such Participant under this Plan shall be transferred on the books of the Company and issued to such beneficiary or beneficiaries as have been effectively designated by the Participant or, if none, then to the deceased Participant's surviving spouse or, if none, then to the Participant's lawful descendants, per stirpes as defined by common law, or, if none, then to the deceased Participant's estate. Any such transfer shall be made effective as of the date of death of the Participant. To be effective, the designation of such beneficiary must be filed with the Committee or its designee in such written form as it requires and may include secondary, successive or contingent beneficiaries. Any Participant may change a beneficiary designation at any time by filing with the Committee or its designee a new beneficiary designation meeting the above requirements. The determination of the Committee as to the identity of a beneficiary, or whether a beneficiary is living or dead, pursuant to any determinations of rights under this Plan shall be conclusive and binding on all concerned.

                   5.6 WITHHOLDING OF SHARES. To the extent the receipt of shares pursuant to a lapse of restrictions is sub-ject to the withholding of any income or employment taxes by the Company for which the Company requires reimbursement from the recipient, the recipient may elect to reimburse the Company with shares withheld from the shares to be received, or cash, or a combination of such shares and cash, of sufficient value










         to make such reimbursement. Any such withholding or reimburse-ment shall comply with all applicable governing laws and regulations.

              6.   MISCELLANEOUS.

                   6.1 ADMINISTRATION. Subject to the express provi-sions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to herein shall be final and conclusive.

                   6.2 LIMITATION. Nothing in the Plan or in any Award shall confer on any employee the right to continue in the employ of the Company or any of its Subsidiaries nor interfere in any way with the right of the Company or its Subsidiaries to terminate the employment of that employee at any time.

                   6.3 AMENDMENT AND TERMINATION. The Board may suspend or terminate the Plan, or amend the Plan in such respect as it shall deem advisable, provided, however, that such amendment shall not, without the consent of the Partici-pant to whom any Award shall theretofore have been granted under the Plan, adversely affect the rights of such Participant under such Award, including shares which may still be subject to increase or decrease as provided under the Plan, and further provided that such amendment shall not change the maximum num-ber of shares available under the Plan or available for any one Participant.

                   6.4 EFFECTIVENESS OF THE PLAN. The Plan shall become effective on March 9, 1994. No Awards shall be made under the Plan after April 30, 2000, nor shares issued under the Plan after April 30, 2002 when shares covered by First Year Awards and Second Year Awards based on the last Target Award under the Plan are no longer subject to increase or decrease, or such earlier date as the Plan may have been terminated pur-suant to paragraph 6.3.















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